SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)
                               (Amendment No. 4)*

                           Southern California Edison
                                (Name of Issuer)

                                  Preferred Stock
                         (Title of Class of Securities)

                                    842400202
                                 (CUSIP Number)

                                 Bruce Darringer
                     King Street Capital Management, L.L.C.
    65 East 55th Street, 30th Floor, New York, New York 10022 (212) 812-3100
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                January 10, 2001
             (Date of event which requires filing of this statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].


     NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.


                         (Continued on following pages)

                              (Page 1 of 12 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 842400202                 13D               Page 2 of 12 Pages
------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            KING STREET CAPITAL, LP
            13-3812174
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)[ ]
                                                                  (b)[X]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **

            OO
________________________________________________________________________
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                  [ ]
------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE
------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                                -0-
SHARES         _________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                -0-
OWNED BY       _________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      _________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                -0-
------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                -0-
------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                  [ ]
------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0.0%
------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **

            PN
------------------------------------------------------------------------

CUSIP No. 842400202                 13D               Page 3 of 12 Pages
------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            KING STREET CAPITAL, LTD.
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)[ ]
                                                                  (b)[X]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **

            00
------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                  [ ]
------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE
------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                                -0-
SHARES         _________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                -0-
OWNED BY       _________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      _________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                -0-
------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                -0-
------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                  [ ]
------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0.0%
------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **

            C0
------------------------------------------------------------------------

CUSIP No. 842400202                 13D               Page 4 of 12 Pages
------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            KING STREET ADVISORS, L.L.C.
            13-3812173
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)[ ]
                                                                  (b)[X]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **

            00
------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                  [ ]
------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE
------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                                -0-
SHARES         _________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                -0-
OWNED BY       _________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      _________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                -0-
------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                -0-
------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                  [ ]
------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0.0%
------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **

            OO,IA
------------------------------------------------------------------------

CUSIP No. 842400202                 13D               Page 5 of 12 Pages
------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            KING STREET CAPITAL MANAGEMENT, L.L.C
            13-3978904
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)[ ]
                                                                  (b)[X]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **

            00
------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                  [ ]
------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE
------------------------------------------------------------------------
NUMBER OF     (7)  SOLE VOTING POWER
                                                -0-
SHARES         _________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                -0-
OWNED BY       _________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      _________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                -0-
------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                -0-
------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                  [ ]
------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0.0%
------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **

            OO,IA
------------------------------------------------------------------------

CUSIP No. 842400202                 13D               Page 6 of 12 Pages
------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            O.FRANCIS BIONDI, JR.
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)[ ]
                                                                  (b)[X]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **

            00
------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                  [ ]
------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------------------------------------------------------------------
NUMBER OF     (7)  SOLE VOTING POWER
                                                -0-
SHARES         _________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                 -0-
OWNED BY       _________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      _________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                 -0-
------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                -0-
------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                  [ ]
------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0.0%
------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **

            IN
------------------------------------------------------------------------

CUSIP No. 842400202                 13D               Page 7 of 12 Pages
------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

                                BRIAN J. HIGGINS
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)[ ]
                                                                  (b)[X]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **

            00
------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                  [ ]
------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------------------------------------------------------------------
NUMBER OF     (7)  SOLE VOTING POWER
                                                -0-
SHARES         _________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                -0-
OWNED BY       _________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      _________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                -0-
------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                -0-
------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                  [ ]
------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0.0%
------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **

            IN
------------------------------------------------------------------------

CUSIP No. 842400202                 13D               Page 8 of 12 Pages


     The Schedule 13D initially filed on January 18, 2002 (the "Schedule 13D") by King Street Capital, LP., a limited partnership organized under the laws of Delaware ("KSC L.P."), King Street Capital Ltd., a corporation organized under the laws of the British Virgin Islands ("KSC Ltd."), King Street Advisors, L.L.C., a limited liability company organized under the laws of Delaware ("KSA"), King Street Capital Management, L.L.C., a limited liability company organized under the laws of the Delaware ("KSCM"), O. Francis Biondi, Jr. and Brian J. Higgins. KSC LP, KSC Ltd., KSA, KSCM, Mr. Biondi and Mr. Higgins are collectively referred to herein as the ("Reporting Persons") relating to the 4.08% cumulative preferred stock, par value $25.00 per share ("Preferred Stock"), of Southern California Edison Company (the "Issuer"), a California corporation, whose principal executive offices are located at 2244 Walnut Grove Avenue, Rosemead, California 91770, is hereby amended and supplemented as set forth below by this Amendment No. 4 to the Schedule 13D.


ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

Item 5 is hereby amended and restated in its entirety as follows:

     This is an amendment to the Schedule 13D initially filed on January 18, 2002, which reported the securities held by the Filing Persons as a percentage of a single series of preferred stock of the issuer. Calculated on a class by class basis at the time of the initial filing, the Filing Persons held less than 5% of the total outstanding preferred stock. At no time subsequent to the initial filing have the Filing Persons held preferred stock equal to or greater than 5% of the total outstanding preferred stock. The Filing Persons sold 100% of the Preferred Stock reported in this Schedule 13D on January 7, 2005.


Exhibit A Joint Filing Agreement, dated as of January 14, 2005.

CUSIP No. 842400202                 13D               Page 9 of 12 Pages


SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  January 14, 2005


KING STREET CAPITAL, L.P.
By King Street Advisors, L.L.C., its General Partner


By:  /s/ Brian J. Higgins
     -------------------------------------
       Name: Brian J. Higgins
       Title: Managing Member


KING STREET CAPITAL, LTD.


By:  /s/ Brian J. Higgins
     -------------------------------------
       Name: Brian J. Higgins
       Title: Director


KING STREET ADVISORS, L.L.C.


By:  /s/ Brian J. Higgins
     -------------------------------------
       Name: Brian J. Higgins
       Title: Managing Member


KING STREET CAPITAL MANAGEMENT, L.L.C.


By:  /s/ Brian J. Higgins
     -------------------------------------
       Name: Brian J. Higgins
       Title: Managing Member

CUSIP No. 842400202                 13D               Page 10 of 12 Pages




     /s/ O. Francis Biondi, Jr.
     -------------------------------------
       O. Francis Biondi, Jr.


     /s/ Brian J. Higgins
     -------------------------------------
       Brian J. Higgins

CUSIP No. 842400202                 13D               Page 11 of 12 Pages



                                                                       EXHIBIT A



               JOINT FILING AGREEMENT PURSUANT TO RULE 13D-I(F)(1)


     This agreement is made pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934 (the "Act") by and among the parties listed below, each referred to herein as a "Joint Filer". The Joint Filers agree that a statement of beneficial ownership as required by Section 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13D or Schedule 13G, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.


DATED:  January 14, 2005




KING STREET CAPITAL, L.P.
By King Street Advisors, L.L.C., its General Partner


By:  /s/ Brian J. Higgins
     -------------------------------------
       Name: Brian J. Higgins
       Title: Managing Member



KING STREET CAPITAL, LTD.


By:  /s/ Brian J. Higgins
     -------------------------------------
       Name: Brian J. Higgins
       Title: Director


KING STREET ADVISORS, L.L.C.

CUSIP No. 842400202                 13D               Page 12 of 12 Pages






By:  /s/ Brian J. Higgins
     -------------------------------------
       Name: Brian J. Higgins
       Title: Managing Member


KING STREET CAPITAL MANAGEMENT, L.L.C.


By:  /s/ Brian J. Higgins
     -------------------------------------
       Name: Brian J. Higgins
       Title: Managing Member


     /s/ O. Francis Biondi, Jr.
     -------------------------------------
       O. Francis Biondi, Jr.


     /s/ Brian J. Higgins
     -------------------------------------
       Brian J. Higgins